Exhibit 99.1
ManTech Announces Financial Results for
Second Quarter of 2017

•	Revenues: $414 million, up 3.1% from second quarter of 2016

•	Operating Income: $24.9 million, up 3% from second quarter of 2016

•	Operating Margin: 6.0% for the second quarter

•	Diluted EPS: $0.40, up 3% from second quarter of 2016

•	Book-to-Bill Ratio: 1.2 for the second quarter

•	Cash Flow from Operations: $27 million or 1.7 times net income

FAIRFAX, Va., August 2, 2017 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the second quarter of fiscal year 2017, which ended June 30, 2017.

"ManTech's second quarter results reflect our steadfast operational focus as exemplified by a healthy mix of new and recompete wins, requirements expansion on existing contracts, revenue growth and strong cash flow. Additionally, all key profit metrics increased sequentially and over the prior year. With another quarter of superb execution and the increased budget potential, we remain optimistic on growth through the balance of the year," said ManTech Chairman and Chief Executive Officer George J. Pedersen.

"I am pleased with the performance of the business in 2017 thus far. We are committed to delivering the best in class, mission critical solutions and services to our customers. We remain focused on investing heavily in the business to improve our positioning and to catalyze long term sustainable growth,” said ManTech President and Chief Operating Officer Kevin M. Phillips.

Summary Operating Results

Revenues for the quarter were $413.7 million, up 3.1% from $401.4 million in the second quarter of 2016. Revenue growth was driven primarily by direct labor expansion on recent new awards and increased requirements on existing contracts.

Operating income for the quarter of $24.9 million, up 3% compared to the second quarter of 2016, representing an operating margin of 6.0%. For the quarter, net income was $15.6 million and diluted earnings per share were $0.40, up 5% and 3%, respectively, compared to the second quarter of 2016.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $27 million or 1.7 times net income. Days sales outstanding (DSO) were 69 days, slightly higher than the second quarter of 2016. As of June 30, 2017, the company had $108 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility, which provides the company with the financial capacity to pursue acquisitions, issue dividends and maintain a strong balance sheet.

The company paid $8.2 million in dividends, or $0.21 per share, to its common stockholders of record as of June 9, 2017. The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on September 22, 2017, to all common stockholders of record as of September 8, 2017, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $499 million in the quarter, representing a book-to-bill ratio of 1.2. Approximately 31% of the awards were for new business. Over the trailing 12 months, the book-to-bill ratio is 1.6. Large, single-award contracts contributing to the quarterly bookings include:

•
Full-Spectrum Security, IT and Business Management Support to the U.S. Air Force. ManTech received expansions on existing contracts and was awarded a new contract to support the Air Force collectively totaling $124 million.

•
Warfare Analysis, Engineering and Technical Support Services to the Naval Air Systems Command (NAVAIR). ManTech was awarded a 5-year contract totaling $80 million to continue providing NAVAIR with warfare analysis and assessment, acquisition analysis and support, modeling and simulation, weapon system technical publications and training, software development, data handling and warfare analysis laboratory services.

•
Defense Advanced Research Projects Agency (DARPA) Strategic Technology Office (STO) Support. ManTech was awarded a 5-year, $200 million multiple-award IDIQ contract to provide integrated systems engineering, scientific, technical, financial, programmatic and administrative support to the leading edge technology programs and mission of the DARPA STO. Based on historical levels of support under the predecessor contract, the company allocated $40 million to bookings.

•
Reliability and Maintainability Engineering and Technical Support to NAVAIR. ManTech was awarded a 5-year contract totaling $40 million to continue providing NAVAIR reliability, maintainability, systems safety, diagnostics and testability support of Naval aircraft and their subsystems.

•
Fleet Support to the Naval Surface Warfare Center Dahlgren Division (NSWCDD). ManTech was awarded a 5-year contract totaling $39 million to continue supporting NSWCDD's computer build and installation program and documentation management capability to weapons and combat systems.

Additional contract awards in the quarter include several modifications to expand or extend existing contracts and new contracts from classified customers.

The company’s backlog of business at the end of quarter was $4.9 billion; funded backlog was $1.1 billion.

Forward Guidance

The company is maintaining the previously communicated range on expected revenue, and is narrowing and raising the range of its net income and diluted earnings per share. ManTech expects revenue, net income, and diluted earnings per share as specified in the table below.

Measure	Fiscal 2017 Guidance
Revenue (billion)	$1.65 - $1.70
Net Income (million)	$58.0 - $59.7
Diluted Earnings per Share	$1.48 - $1.53

ManTech Chief Financial Officer Judith L. Bjornaas said, "I am pleased with the strong performance in the second quarter. We look forward to the outcome of our robust proposal activity and continued growth of the business. Our capital deployment will continue to be focused on disciplined acquisitions that enhance our competitive positioning and support long-term growth.”

Conference Call

ManTech executive management will hold a conference call on August 2, 2017, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 44579439. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech provides innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Health and Human Services, Veteran Affairs and Justice, including the Federal Bureau of Investigation (FBI); the health and space community; and other U.S. government customers. ManTech's expertise includes cybersecurity; software and systems development; enterprise information technology; multi-discipline intelligence; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); program protection and mission assurance; systems engineering; supply chain management and logistics; test and evaluation (T&E); training; and management consulting. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” or “plan,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: failure to maintain our relationship with the U.S. government, or failure to compete effectively for new contract awards or to retain existing U.S. government contracts; issues relating to competing effectively for awards procured through the competitive bidding process, including the adverse impact of delay caused by competitors’ protests of contracts awards received by us; inability to recruit and retain sufficient number of employees with specialized skill sets who are in great demand and limited supply; adverse changes in U.S. government spending for programs we support, whether due to changing mission priorities, socio-economic policies that reduce the contracts that we may bid on, cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; increased exposure to risks associated with conducting business internationally; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or services failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2017, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share and Per Share Amounts)

	(unaudited)
	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$108,210	$64,936
Receivables—net	318,128	320,677
Prepaid expenses and other	30,771	34,423
Contractual inventory	2,515	1,277
Total Current Assets	459,624	421,313
Goodwill	955,874	955,874
Other intangible assets—net	146,318	154,931
Employee supplemental savings plan assets	31,455	29,383
Property and equipment—net	23,595	23,121
Investments	11,808	11,691
Other assets	2,199	2,151
TOTAL ASSETS	$1,630,873	$1,598,464
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$104,143	$108,888
Accrued salaries and related expenses	78,585	70,768
Billings in excess of revenue earned	13,948	11,998
Total Current Liabilities	196,676	191,654
Deferred income taxes	129,960	122,081
Accrued retirement	31,081	30,581
Other long-term liabilities	11,721	12,481
TOTAL LIABILITIES	369,438	356,797
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 25,922,608 and 25,795,973 shares issued at June 30, 2017 and December 31, 2016; 25,678,495 and 25,551,860 shares outstanding at June 30, 2017 and December 31, 2016	259	258
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,190,745 and 13,190,745 shares issued and outstanding at June 30, 2017 and December 31, 2016	132	132
Additional paid-in capital	477,545	471,906
Treasury stock, 244,113 and 244,113 shares at cost at June 30, 2017 and December 31, 2016	(9,158)	(9,158)
Retained earnings	792,883	778,710
Accumulated other comprehensive loss	(226)	(181)
TOTAL STOCKHOLDERS’ EQUITY	1,261,435	1,241,667
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,630,873	$1,598,464

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended June 30,		(unaudited) Six months ended June 30,
	2017	2016	2017	2016
REVENUES	$413,694	$401,354	$832,068	$792,016
Cost of services	350,674	341,511	707,721	675,025
General and administrative expenses	38,085	35,629	75,022	70,832
OPERATING INCOME	24,935	24,214	49,325	46,159
Interest expense	(317)	(306)	(611)	(595)
Interest income	28	19	52	63
Other income (expense), net	5	45	44	53
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	24,651	23,972	48,810	45,680
Provision for income taxes	(9,126)	(9,250)	(18,226)	(17,810)
Equity in gains of unconsolidated subsidiaries	36	60	5	128
NET INCOME	$15,561	$14,782	$30,589	$27,998
BASIC EARNINGS PER SHARE:
Class A common stock	$0.40	$0.39	$0.79	$0.74
Class B common stock	$0.40	$0.39	$0.79	$0.74
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.40	$0.39	$0.78	$0.74
Class B common stock	$0.40	$0.39	$0.78	$0.74

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Six months ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,589	$27,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,522	15,150
Deferred income taxes	7,951	9,090
Stock-based compensation	2,256	1,291
Equity in gains of unconsolidated subsidiaries	(5)	(128)
Excess tax benefits from exercise of stock options	—	(421)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	2,491	5,149
Prepaid expenses and other	3,769	(830)
Contractual inventory	(1,238)	—
Employee supplemental savings plan asset	(2,072)	(590)
Accounts payable and accrued expenses	(4,718)	(10,679)
Accrued salaries and related expenses	7,809	3,724
Billings in excess of revenue earned	1,624	2,619
Accrued retirement	500	(1,617)
Other	(1,174)	430
Net cash flow from operating activities	63,304	51,186
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,385)	(3,346)
Investment in capitalized software for internal use	(2,537)	(740)
Proceeds from previous acquisition	112	—
Payments to acquire investments	(110)	(201)
Acquisition of businesses—net of cash acquired	—	(47,682)
Net cash flow from investing activities	(6,920)	(51,969)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(16,308)	(15,927)
Proceeds from exercise of stock options	3,198	15,092
Excess tax benefits from exercise of stock options	—	421
Net cash flow from financing activities	(13,110)	(414)
NET CHANGE IN CASH AND CASH EQUIVALENTS	43,274	(1,197)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64,936	41,314
CASH AND CASH EQUIVALENTS, END OF PERIOD	$108,210	$40,117

ManTech-F

ManTech International Corporation

Investor Relations
Judy Bjornaas
Executive Vice President and Chief Financial Officer
(703) 218-8269
Investor.Relations@ManTech.com

Media
Sue Cushing
VP Corporate Communications
(703) 814-8369
Sue.Cushing@ManTech.com